Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

CRANE CO.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

May 26, 2022

Crane Co., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article FIRST of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FIRST: The name of the corporation is Redco Corporation (hereinafter the “Corporation”).

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the date first set forth above.

CRANE CO.

By:	/s/ Anthony M. D’Iorio
Name:	Anthony M. D’Iorio
Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Certificate of Amendment to the

Certificate of Incorporation of Crane Co.]